As filed with the Securities and Exchange Commission on September 19, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VENTAS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	353 N. Clark Street, Suite 3300 Chicago, Illinois 60654	61-1055020
(State or Other Jurisdiction of Incorporation of Organization)	(Address of Principal Executive Offices, including Zip Code)	(IRS Employer Identification No.)

Ventas, Inc. 2022 Incentive Plan

(Full Title of the Plan)

Carey S. Roberts
Executive Vice President, General Counsel and Ethics & Compliance Officer
Ventas, Inc.
353 N. Clark Street, Suite 3300
Chicago, Illinois 60654
(877) 483-6827

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.	PLAN INFORMATION*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

*            The document(s) containing the information specified in Part I (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the “Note” in Part I of the Form S-8 instructions, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 18, 2022;

(2)	our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2022, filed with the SEC on May 6, 2022, and for the fiscal quarter ended June 30, 2022, filed with the SEC on August 5, 2022;

(3)	our Current Reports on Form 8-K, filed with the SEC on January 5, 2022, March 7, 2022, May 2, 2022, June 1, 2022, June 30, 2022 and September 12, 2022 (other than the portions of such documents not deemed to be filed);

(4)	our Proxy Statement on Schedule 14A for our 2022 Annual Meeting of Stockholders, filed with the SEC on March 29, 2022 (with respect to the information contained therein that is incorporated by reference in Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021); and

(5)	the description of our common stock set forth in our Registration Statement on Form 8-A (File No. 001-10989), filed with the SEC on January 23, 1992, as amended by the description of our common stock contained in Exhibit 4.27 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and as amended by any subsequent amendment or report filed for the purpose of updating the description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents (except for documents or portions thereof that are deemed “furnished” and not filed with the Commission pursuant to applicable securities laws and regulations).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM. 5.	INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers Ventas, Inc. (the “Company”) to, and Article VII of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), provides that it will, indemnify any person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), because he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him or her in connection with such Proceeding. The Company may provide by action of its Board of Directors through agreement, resolution or by a provision in its Sixth Amended and Restated By-Laws, as amended, indemnification of its employees and agents with substantially the same scope and effect as the indemnification provided in Article VII of the Certificate.

Pursuant to Section 102(b)(7) of the DGCL, the Certificate eliminates certain liability of the Company’s directors for breach of their fiduciary duty of care. Article VI of the Certificate provides that neither the Company nor its stockholders may recover monetary damages from the Company’s directors for breach of the duty of care in the performance of their duties as such. Article VI does not, however, eliminate the liability of the Company’s directors (i) for a breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful distributions), or (iv) for any improper personal benefit.

The right to indemnification conferred by Article VII of the Certificate is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and in any other capacity while holding such office.

The Company currently has in effect directors’ and officers’ liability insurance policies, which cover any negligent act, error or omission of a director or officer, subject to certain exclusions and limitations.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

EXHIBIT INDEX

Exhibit No.	Exhibit Description	Location of Document

4.1	Amended and Restated Certificate of Incorporation, as amended, of Ventas, Inc.	Incorporated by reference herein. Previously filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed on August 5, 2011, File No. 001-10989.

4.2	Sixth Amended and Restated Bylaws, as amended, of Ventas, Inc.	Incorporated by reference herein. Previously filed as Exhibit 3.1 to our Current Report on Form 8-K, filed on June 1, 2022, File No. 001-10989.

4.3	Specimen Common Stock Certificate	Incorporated by reference herein. Previously filed as Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on February 12, 2016, File No. 001-10989.

5.1	Opinion of Davis Polk & Wardwell LLP	Filed herewith.

23.1	Consent of KPMG LLP	Filed herewith.

23.2	Consent of Davis Polk & Wardwell LLP	Included in Exhibit 5.1 filed herewith.

24.1	Power of Attorney	Included on the signature page hereto.

99.1	Ventas, Inc. 2022 Incentive Plan	Incorporated by reference herein. Previously filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022. File No. 001-10989.

107.1	Filing Fee Table	Filed herewith.

ITEM 9.	UNDERTAKINGS

(a)	The Undersigned Registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “calculation of Registration Fee” table in the effective Registration Statement;

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)           that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           to remove from registration, by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Canada, on this 19th day of September, 2022.

VENTAS, INC.

By:	/s/ Debra A. Cafaro

Name:	Debra A. Cafaro

Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below constitutes and appoints each of Carey S. Roberts, Minglei Zhao, Kevin Bohl and Barak Berman and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Debra A. Cafaro	Chairman and Chief Executive Officer	September 19, 2022
Debra A. Cafaro	(Director and Principal Executive Officer)

/s/ Robert F. Probst	(Principal Financial Officer)	September 19, 2022
Robert F. Probst

/s/ Gregory R. Liebbe	(Principal Accounting Officer)	September 19, 2022
Gregory R. Liebbe

/s/ Melody C. Barnes	Director	September 19, 2022
Melody C. Barnes

/s/ Michael J. Embler	Director	September 19, 2022
Michael J. Embler

/s/ Matthew J. Lustig	Director	September 19, 2022
Matthew J. Lustig

/s/ Roxanne M. Martino	Director	September 19, 2022
Roxanne M. Martino

/s/ Marguerite M. Nader	Director	September 19, 2022
Marguerite M. Nader

/s/ Sean P. Nolan	Director	September 19, 2022
Sean P. Nolan

/s/ Walter C. Rakowich	Director	September 19, 2022
Walter C. Rakowich

/s/ Robert D. Reed	Director	September 19, 2022
Robert D. Reed

/s/ James D. Shelton	Director	September 19, 2022
James D. Shelton

/s/ Maurice S. Smith	Director	September 19, 2022
Maurice S. Smith